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                                                                   EXHIBIT 10.55

                              [NEODATA LETTERHEAD]

February 27, 1997

Nancy Talmey

Dear Nancy:

To confirm your recent conversation with Larry Jones, we have revised our agreement on severance with you. Our agreement is as follows:

- In the event your employment is terminated for any of the reasons set forth in Neodata's Severance Policy, you will be paid a minimum of six
         (6) months of salary continuation payable bi-weekly and calculated based upon your annual base salary in effect at that time less any taxes to be withheld as required by law. If you do not find suitable alternative employment within that six (6) month period, severance payments will continue for an additional period equal to the lesser of six (6) months or until suitable alternative employment commences.

- In exchange for the above consideration, you agree to not compete with the Company in any fashion for six (6) months following your termination from the Company without our written approval. Should we eventually sever you, we will provide you with an agreement which will specify more fully the noncompete and confidentiality arrangements.

         Please indicate your acceptance of this offer by signing and returning a copy of this letter to my attention by March 6, 1997.

Sincerely,


/s/ SUSAN L. MORSE

Susan L. Morse
Senior Vice President
Human Resources

AGREED AND ACCEPTED

/s/ NANCY TALMEY                                       2-28-97
------------------------                           -----------------
Nancy Talmey                                       Date

cc:
A. Laurence Jones





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